EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-118647, No. 333-48969 and No. 333-24621 of Health Net, Inc. (the “Company”) on Form S-8 of our report dated June 26, 2008, (which report expresses an unqualified opinion and includes an explanatory paragraph emphasizing the fact that the Plan has material investments for which there are no readily determinable fair values), appearing on this Annual Report on Form 11-K of the Health Net, Inc. 401(k) Savings Plan for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

June 26, 2008